Exhibit 3.1

Execution Version

ALKAMI TECHNOLOGY, INC.

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Alkami Technology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the Corporation was originally incorporated pursuant to the DGCL on August 18, 2011 under the name “Alkami Technology, Inc.”

SECOND: The Fifth Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit “A” (the “Restated Certificate”) has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the directors and stockholders of the Corporation.

THIRD: The Restated Certificate restates, integrates and amends the provisions of the Fourth Amended and Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware on May 21, 2019, as amended by certificates of amendment thereto, as filed with the Secretary of State of the State of Delaware on June 28, 2019, May 6, 2020 and July 16, 2020.

FOURTH: The Restated Certificate so adopted reads in full as set forth in Exhibit “A” attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, Alkami Technology, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer as of September 23, 2020.

ALKAMI TECHNOLOGY, INC.

By:	/s/ Michael Hansen
Michael Hansen, President and Chief Executive Officer

EXHIBIT “A”

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALKAMI TECHNOLOGY, INC.

ARTICLE I

The name of this Corporation is Alkami Technology, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock authorized to be issued is 174,470,758 shares. 101,671,156 shares shall be Common Stock, par value $0.001 per share (“Common Stock”). 72,799,602 shares shall be Preferred Stock, par value $0.001 per share (“Preferred Stock”), of which 8,488,092 shares shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), 8,761,982 shares shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”), 22,600,000 shares shall be designated as “Series C Preferred Stock” (the “Series C Preferred Stock”), 11,443,749 shares shall be designated as “Series D Preferred Stock” (the “Series D Preferred Stock”), 12,755,779 shares shall be designated as “Series E Preferred Stock” (the “Series E Preferred Stock”) and 8,750,000 shares shall be designated as “Series F Preferred Stock” (the “Series F Preferred Stock”; and collectively with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the “Designated Preferred Stock”).

B. Rights, Preferences and Restrictions of the Designated Preferred Stock. The respective rights, preferences, privileges and restrictions granted to and imposed on each series of the Designated Preferred Stock are as set forth below in this Section B of Article IV.

1. Dividend Provisions.

(a) The holders of shares of Designated Preferred Stock shall be entitled to receive, on a pari passu basis and out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends payable in Common Stock for which appropriate adjustment is made hereunder) on the Common Stock or any other securities ranking junior to the Designated Preferred Stock with respect to dividends, dividends on each share of Series F Preferred Stock at the rate of eight percent (8.0%) of the Original Series F Purchase Price (as defined below) per annum, dividends on each share of Series E Preferred Stock at the rate of eight percent (8.0%) of the Original Series E Purchase Price (as defined below) per annum, on each share of Series D Preferred Stock at the rate of eight percent (8.0%) of the Original Series D Purchase Price (as defined below) per annum, on each share of Series C Preferred Stock at the rate of eight percent (8.0%) of the Original Series C Purchase Price (as defined below) per annum, on each share of Series B Preferred Stock at the rate of five percent (5.0%) of the Original Series B Purchase Price (as defined below) per annum, and on each share of Series A Preferred Stock at the rate of eight percent (8.0%) of the Original Series A Purchase Price (as defined below) per annum. Dividends on the Series B Preferred Stock shall be cumulative, and shall accrue on the Series B Preferred Stock whether or not declared by the Board of Directors of the Corporation (the “Board”) commencing from the date of issuance; and dividends on the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series A Preferred Stock shall not be cumulative and shall be payable only if, when and as declared by the Board. Accrued but unpaid dividends on shares of Series B Preferred Stock, and declared but unpaid dividends on shares of Designated Preferred Stock, will be paid upon conversion of such shares, at the option of the Corporation, in either (i) cash or (ii) Common Stock based on the fair market value of the Common Stock on such date as determined in good faith by the Board, including the approval or consent of at least three of the Preferred Directors then in office. “Preferred Director” has the meaning set forth in the Fourth Amended and Restated Voting Agreement on or about the date of filing of this Fifth Amended and Restated Certificate of Incorporation (the “Voting Agreement”), as entered into by and among the Corporation, the holders of the Designated Preferred Stock and certain holders of Common Stock, a copy of which Voting Agreement is maintained at the Corporation’s principal office and will be made available to any holder of shares of capital stock of the Corporation upon written request therefor made to the Secretary of the Corporation). Any amounts to be so paid for which assets are not legally available shall be paid promptly as assets become legally available therefor. No dividends shall be declared or paid, and no distribution shall be made (other than dividends payable in Common Stock for which appropriate adjustment is made hereunder), on any shares of Common Stock unless all accrued but unpaid dividends on the Series B Preferred Stock, and all dividends declared but unpaid on all series of the Designated Preferred Stock, have been paid or set apart for payment.

(b) After the payment or setting aside for payment of the dividends described in the first sentence of Section 1(a), any additional dividends (other than dividends payable in Common Stock for which appropriate adjustment is made hereunder) declared or paid in any year shall be declared or paid ratably and on a pari passu basis to the holders of the Designated Preferred Stock and Common Stock then outstanding (with each share of Designated Preferred Stock treated on an as-converted-to-Common Stock basis for such purpose).

(c) Any dividend or distribution that is declared by the Corporation and payable with assets of the Corporation other than cash shall be valued in accordance with the provisions of Subsection 2(e)(ii) below.

2. Liquidation Preference.

(a) Upon the occurrence of any Liquidation Event (as defined in Subsection 2(f)(i) below), the holders of the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the proceeds of such Liquidation Event or any other assets of the Corporation to the holders of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other security ranking junior in priority to the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, by reason of their ownership thereof, (i) an amount for each share of Series F Preferred Stock then held by them equal to the greater of (x) the sum of (A) $16.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series F Purchase Price”), plus (B) an amount equal to all declared but unpaid dividends on the Series F Preferred Stock or (y) the amount that such holder of Series F Preferred Stock would have been entitled to receive had such holder converted such share of Series F Preferred Stock into Common Stock immediately prior to such event at the then effective Conversion Price (as defined below) for such share (clauses (x) and (y) of this Section 2(a)(i) collectively being referred to herein as the “Series F Liquidation Amount”), (ii) an amount for each share of Series E Preferred Stock then held by them equal to the greater of (x) the sum of (A) $8.50 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series E Purchase Price”), plus (B) an amount equal to all declared but unpaid dividends on the Series E Preferred Stock or (y) the amount that such holder of Series E Preferred Stock would have been entitled to receive had such holder converted such share of Series E Preferred Stock into Common Stock immediately prior to such event at the then effective Conversion Price (as defined below) for such share (clauses (x) and (y) of this Section 2(a)(ii) collectively being referred to herein as the “Series E Liquidation Amount”), and (iii) an amount for each share of Series D Preferred Stock then held by them equal to the greater of (x) the sum of (A) $6.1278 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series D Purchase Price”), plus (B) an amount equal to all declared but unpaid dividends on the Series D Preferred Stock or (y) the amount that such holder of Series D Preferred Stock would have been entitled to receive had such holder converted such share of Series D Preferred Stock into Common Stock immediately prior to such event at the then effective Conversion Price (as defined below) for such share (clauses (x) and (y) of this Section 2(a)(iii) collectively being referred to herein as the “Series D Liquidation Amount”). If upon the occurrence of a Liquidation Event, the proceeds, assets and funds thus distributed among the holders of the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full Series F Liquidation Amount, Series E Liquidation Amount and Series D Liquidation Amount, then the entire proceeds, assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock in proportion to the relative aggregate preferential amounts that each such holder is otherwise entitled to receive as a holder of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock.

(b) Upon the occurrence of any Liquidation Event and after payment to the holders of the Series F Preferred Stock of the Series F Liquidation Amount in full, payment to the holders of the Series E Preferred Stock of the Series E Liquidation Amount in full and payment to the holders of the Series D Preferred Stock of the Series D Liquidation Amount in full, the holders of the Series C Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other security ranking junior in priority to the Series C Preferred Stock, by reason of their ownership thereof, an amount for each share of Series C Preferred Stock then held by them equal to the greater of (i) the sum of (x) $3.65 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series C Purchase Price”), plus (y) an amount equal to all declared but unpaid dividends on the Series C Preferred Stock or (ii) the amount that such holder of Series C Preferred Stock would have been entitled to receive had such holder converted such share of Series C Preferred Stock into Common Stock immediately prior to such event at the then effective Conversion Price for such share (clauses (i) and (ii) of this Section 2(b) collectively being referred to herein as the “Series C Liquidation Amount”). If upon the occurrence of a Liquidation Event and after payment to the holders of the Series F Preferred Stock of the Series F Liquidation Amount in full, payment to the holders of the Series E Preferred Stock of the Series E Liquidation Amount in full and payment to the holders of the Series D Preferred Stock of the Series D Liquidation Amount in full, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series C Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive as a holder of Series C Preferred Stock.

(c) Upon the occurrence of any Liquidation Event and after payment to the holders of the Series F Preferred Stock of the Series F Liquidation Amount in full, payment to the holders of the Series E Preferred Stock of the Series E Liquidation Amount in full, payment to the holders of the Series D Preferred Stock of the Series D Liquidation Amount in full, and payment to the holders of the Series C Preferred Stock of the Series C Liquidation Amount in full, the holders of the Series B Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Common Stock or any other security ranking junior in priority to the Series B Preferred Stock by reason of their ownership thereof, an amount for each share of Series B Preferred Stock then held by them equal to the greater of (i) the sum of (x) $1.60 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series B Purchase Price”), plus (y) an accruing amount equal to three percent (3%) per annum of the Original Series B Purchase Price calculated from the date of issuance of such share based on a calendar year of 365 days (without compounding), plus (z) an amount equal to all accrued but unpaid, and any declared but unpaid, dividends on the Series B Preferred Stock or (ii) the amount that such holder of Series B Preferred Stock would have been entitled to receive had such holder converted such share of Series B Preferred Stock into Common Stock immediately prior to such event at the then effective Conversion Price for such share (clauses (i) and (ii) of this Section 2(c) collectively being referred to herein as the “Series B Liquidation Amount”). If upon the occurrence of a Liquidation Event and after payment to the holders of the Series F Preferred Stock of the Series F Liquidation Amount in full, payment to the holders of the

Series E Preferred Stock of the Series E Liquidation Amount in full, payment to the holders of the Series D Preferred Stock of the Series D Liquidation Amount in full, and payment to the holders of the Series C Preferred Stock of the Series C Liquidation Amount in full, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive as a holder of Series B Preferred Stock.

(d) Upon the occurrence of any Liquidation Event and after payment to the holders of the holders of the Series F Preferred Stock of the Series F Liquidation Amount in full, payment to the Series E Preferred Stock of the Series E Liquidation Amount in full, payment to the holders of the Series D Preferred Stock of the Series D Liquidation Amount in full, payment to the holders of the Series C Preferred Stock of the Series C Liquidation Amount in full, and payment to the holders of the Series B Preferred Stock of the Series B Liquidation Amount in full, the holders of the Series A Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Series A Preferred Stock by reason of their ownership thereof, (i) an amount for each share of Series A Preferred Stock then held by them equal to $1.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series A Purchase Price”; and sometimes referred to herein collectively with the Original Series E Purchase Price, Original Series D Purchase Price, Original Series C Purchase Price and Original Series B Purchase Price as the “Original Purchase Price”) plus (ii) an amount equal to any declared but unpaid dividends on the Series A Preferred Stock (clauses (i) and (ii) of this Section 2(d) collectively being referred to herein as the “Series A Liquidation Amount”). If upon the occurrence of a Liquidation Event and after payment to the holders of the Series F Preferred Stock of the Series F Liquidation Amount in full, payment to the holders of the Series E Preferred Stock of the Series E Liquidation Amount in full, payment to the holders of the Series D Preferred Stock of the Series D Liquidation Amount in full, payment to the holders of the Series C Preferred Stock of the Series C Liquidation Amount in full, and payment to the holders of the Series B Preferred Stock of the Series B Liquidation Amount in full, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive.

(e) If the assets and funds of the Corporation legally available for distribution to the Corporation’s stockholders exceed the aggregate Series F Liquidation Amount, Series E Liquidation Amount, Series D Liquidation Amount, Series C Liquidation Amount, Series B Liquidation Amount and Series A Liquidation Amount payable to the holders of the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, respectively, pursuant to Sections B.2(a), B.2(b), B.2(c) and B.2(d) of this Article IV, then, after the payments required by Section B.2(d) of this Article IV shall have been made or irrevocably set apart for payment, any additional remaining assets and funds of the Corporation shall be distributed ratably and on a pari passu basis to the holders of the Series A Preferred Stock and Common Stock then outstanding (with each share of Series A Preferred Stock treated on an as-converted-to Common Stock basis for such purpose).

(f) Unless waived in any specific instance by the holders of each of (x) at least a majority of the outstanding shares of Series F Preferred Stock, voting or acting as a separate class, (y) at least a majority of the Series E Preferred Stock and Series D Preferred Stock, voting or acting together as a single class on an as-converted basis, and (z) at least a majority of the outstanding shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, voting or acting together as a single class on an as-converted basis, in any specific instance, a “Liquidation Event” shall be defined as any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (A) the acquisition or sale of the Corporation, or the combination of the Corporation with or into another entity, by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger, combination or consolidation) unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition, sale or combination will, immediately after such acquisition, sale or combination (by virtue of securities issued as consideration for the Corporation’s acquisition, sale, combination or otherwise) hold at least a majority of the voting power of the surviving, resulting or acquiring entity in substantially the same proportions, and having substantially the same powers, preferences, privileges, special rights, limitations and restrictions as those shares of capital stock that existed immediately prior to such acquisition, sale or combination (except that the sale by the Corporation of shares of its capital stock to investors in bona fide equity financing transactions, or in a Qualified Public Offering (as defined below), shall not be deemed a Liquidation Event for this purpose) or (B) a sale, exclusive license or other disposition by means of any transaction or series of related transactions of all or substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole.

(i) In the event of any Liquidation Event, if the consideration received by the Corporation or the stockholders of the Corporation is other than cash or securities, its value will be deemed its fair market value as determined in good faith by the Board (including the approval or consent of at least three of the Preferred Directors then in office). Any securities to be delivered to the holders of the Designated Preferred Stock or Common Stock, as the case may be, shall be valued as follows:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) day trading period ending three (3) trading days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) day trading period ending three (3) trading days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board (including the approval or consent of three of the Preferred Directors then in office).

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the value determined as provided in Subsection 2(f)(ii)(A) or (B) above to reflect the approximate fair market value thereof, as determined in good faith by the Board (including the approval or consent of at least three of the Preferred Directors then in office).

(g) (i) The Corporation shall give each holder of record of Designated Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived entirely upon the Corporation’s receipt of written consent from the holders of a majority of the Designated Preferred Stock entitled to such notice rights or similar notice rights (voting or acting together as a single class, on an as-converted basis).

(ii) In the event the requirements of this Section 2(g) are not complied with, the Corporation shall either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the respective rights, preferences and privileges of the holders of each series of the Designated Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2(g)(i) above.

(h) The Corporation shall not have the power to effect any Liquidation Event unless the Liquidation Event definitive agreement provides that the consideration payable to the Corporation or the stockholders of the Corporation shall be paid to or allocated among the holders of capital stock of the Corporation in accordance with this Section B.2 unless waived in accordance with Section B.2(f).

(i) Unless the application of this Section B.2(h) is waived by the vote or written consent of each of (x) at least a majority of the outstanding shares of Series F Preferred Stock (voting or acting as a separate class) and (y) the holders of a majority of the then-outstanding shares of Designated Preferred Stock (voting or acting together as a single class, on an as-converted basis), in the event of a Liquidation Event, if any portion of the consideration payable to the Corporation or the stockholders of the Corporation is placed into escrow and/or is payable to the Corporation or the stockholders of the Corporation subject to contingencies, then, and the Liquidation Event definitive agreement(s) shall provide that, (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be paid to or allocated among the holders of capital stock of the Corporation in accordance with Sections B.2(a), B.2(b), B.2(c), B.2(d) and B.2(e) of this Article IV as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the Corporation or the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be paid to or allocated among the holders of capital stock of the Corporation in accordance with Sections B.2(a), B.2(b), B.2(c), B.2(d) and B.2(e) of this Article IV after taking into account the previous payment of the Initial Consideration as part of the same transactions.

3. Redemption.

(a) At any time on or after the fourth anniversary of the date on which the Corporation first issues shares of the Series E Preferred Stock, the holders of not less than a majority of then-outstanding shares of (x) the Designated Preferred Stock (treated as a single class, on an as-converted basis, for such purpose), other than the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, may request in writing that all shares of the Designated Preferred Stock, other than the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, be redeemed in three (3) equal annual installments, (y) the Series E Preferred Stock and Series D Preferred Stock (treated together as a single class, on an as-converted basis, for such purpose) may request that all shares of the Series E Preferred Stock and Series D Preferred Stock be redeemed in three (3) equal annual installments, and (z) the Series F Preferred Stock (treated as a separate class for such purpose) may request that all shares of the Series F Preferred Stock be redeemed in three (3) equal annual installments. Within sixty (60) days after the receipt by the Corporation of such written request, the Corporation shall, to the extent it may lawfully do so, redeem (the payment date being referred to herein as the “Initial Redemption Date”) one-third of the then-outstanding shares of each series of the Designated Preferred Stock to be redeemed in accordance with the foregoing sentence, concurrently with the surrender by the holders of the certificates representing such shares (or delivery of an affidavit of loss in form reasonably acceptable to the Corporation if such certificates have been lost), by paying in cash in exchange for each share of Series F Preferred Stock to be redeemed a sum equal to the Series F Liquidation Amount, for each share of Series E Preferred Stock to be redeemed a sum equal to the Series E Liquidation Amount, for each share of Series D Preferred Stock to be redeemed a sum equal to the Series D Liquidation Amount, for each share of Series C Preferred Stock to be redeemed a sum equal to the Series C Liquidation Amount, for each share of Series B Preferred Stock to be redeemed a sum equal to the Series B Liquidation Amount, and for each share of Series A Preferred Stock to be redeemed a sum equal to the Series A Liquidation Amount (such amount to be paid on the respective shares being referred to herein as the “Applicable Redemption Price”). The Corporation, to the extent it may lawfully do so, shall redeem, upon the one-year anniversary of the Initial Redemption Date (the “Second Redemption Date”), as applicable, one-half of the then-outstanding shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock and, upon the two-year anniversary of the Initial Redemption Date (together with the Initial Redemption Date and the Second Redemption Date, each a “Redemption Date”), as applicable, all of the then-outstanding shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, by paying, concurrently with the surrender by the holders of the certificates representing such shares (or delivery of an affidavit of loss in form reasonably acceptable to the Corporation if such certificates have been lost), in cash in exchange for each share of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock to be redeemed a sum equal to the Applicable Redemption Price, as determined as of the Initial Redemption Date. At the time the Corporation delivers the Applicable Redemption Price, the Corporation shall deliver a new certificate representing the unredeemed shares of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, as the case may be, held by the holders of such certificates surrendered for redemption. Any redemption effected pursuant to this Section B.3 shall be made on a pro rata basis among the holders of the Designated Preferred Stock in proportion to the number of shares of Designated Preferred Stock then held by such holders that are being redeemed.

(b) At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record of Designated Preferred Stock that is being redeemed (at the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares of each series of Designated Preferred Stock to be redeemed from such holder, the Redemption Date, the Applicable Redemption Price of each series of Designated Preferred Stock, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except in the event of a default in payment of the Applicable Redemption Price as provided in Section B.3(c), on or after the Redemption Date, each holder of Designated Preferred Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares (or deliver an affidavit of loss in form reasonably acceptable to the Corporation if such certificates have been lost), in the manner and at the place designated in the Redemption Notice, and thereupon the Applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. No transfers of Designated Preferred Stock shall be permitted during the five-day period prior to and including any Redemption Date, and the Corporation shall not recognize any such prohibited transfer on its books and records.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Applicable Redemption Price, all rights of the holders of shares of the Designated Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice (except the right to receive the Applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Designated Preferred Stock on a Redemption Date are insufficient to redeem the total number of such shares of Designated Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares on a pro rata basis among the holders of the Designated Preferred Stock in proportion to the number of shares of Designated Preferred Stock then held by such holders. The shares of Designated Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Designated Preferred Stock, such funds will immediately be used to redeem the balance of the shares of Designated Preferred Stock that were not redeemed as required on a prior Redemption Date.

(d) Except as set forth in this Section B.3 of Article IV, neither the Corporation nor any holder of shares of Designated Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Designated Preferred Stock.

4. Conversion. The holders of the Designated Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of each series of the Designated Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, (i) with respect to each share of Series F Preferred Stock, by dividing the Original Series F Purchase Price by the Conversion Price (as defined below) in effect for the Series F Preferred Stock on the date the certificate is surrendered for conversion (the “Series F Conversion Rate”), (ii) with respect to each share of Series E Preferred Stock, by dividing the Original Series E Purchase Price by the Conversion Price (as defined below) in effect for the Series E Preferred Stock on the date the certificate is surrendered for conversion (the “Series E Conversion Rate”), (iii) with respect to each share of Series D Preferred Stock, by dividing the Original Series D Purchase Price by the Conversion Price (as defined below) in effect for the Series D Preferred Stock on the date the certificate is surrendered for conversion (the “Series D Conversion Rate”), (iv) with respect to each share of Series C Preferred Stock, by dividing the Original Series C Purchase Price by the Conversion Price in effect for the Series C Preferred Stock on the date the certificate is surrendered for conversion (the “Series C Conversion Rate”), (v) with respect to each share of Series B Preferred Stock, by dividing the Original Series B Purchase Price by the Conversion Price in effect for the Series B Preferred Stock on the date the certificate is surrendered for conversion (the “Series B Conversion Rate”), and (vi) with respect to each share of Series A Preferred Stock, by dividing the Original Series A Purchase Price by the Conversion Price in effect for the Series A Preferred Stock on the date the certificate is surrendered for conversion (the “Series A Conversion Rate”; and referred to herein collectively with the Series F Conversion Rate, Series E Conversion Rate, Series D Conversion Rate, Series C Conversion Rate and Series B Conversion Rate as the “Conversion Rate”). The respective initial “Conversion Price” per share for each series of the Designated Preferred Stock shall be the Original Purchase Price for such series of the Designated Preferred Stock. The respective Conversion Price applicable to each series of the Designated Preferred Stock shall be subject to adjustment from time to time as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of each series of Designated Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate then in effect for such series of Designated Preferred Stock immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with a public offering price per share of at least two (2) times the Original Series E Purchase Price and aggregate cash proceeds (net of underwriting discounts and commissions) to the Corporation of at least $75,000,000 (a “Qualified Public Offering”). Prior to the closing of a Qualified Public Offering, (i) each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the Series F Conversion Rate then in effect on the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Series F Preferred Stock by delivering written notice of such election to the Corporation, (ii) each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Series E Conversion Rate then in effect on the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Series E Preferred Stock by delivering written notice of such election to the Corporation, (iii) each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Series D Conversion Rate then in effect on the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Series D Preferred Stock by delivering written notice of such election to the Corporation, and (iv) each share of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then in effect and applicable to such share on the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock (voting or acting together as a single class, on an as-converted basis) by delivering written notice of such election to the Corporation.

(c) Mechanics of Conversion.

(i) Before any holder of shares of Designated Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) above and upon the occurrence of the events specified in Section 4(b) above, as the case may be, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Designated Preferred Stock and if such conversion is to be effected pursuant to Section 4(a) above, shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder’s shares, which shall in any event be deemed to have converted, automatically and without any further action on the part of the holder or the Corporation, in accordance with Section 4(b) above. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Designated Preferred Stock or to the nominee or nominees of such holder (A) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (including, without limitation, such number of shares, if any, as shall represent payment of declared but unpaid dividends as provided in Section 1(a)) and (B) such amount of cash, if any, as shall represent payment of declared but unpaid dividends as provided in Section 1(a). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Designated Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, or any event that would be deemed to be a Liquidation Event under Subsection 2(e)(i) above, the conversion may, at the election of the holder, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Event, as the case may be, in which event the person(s) entitled to receive the Common Stock upon conversion of the Designated Preferred Stock shall not be deemed to have converted such Designated Preferred Stock until immediately prior to the closing of such sale of securities or of such Liquidation Event, as the case may be.

(d) Conversion Price Adjustments. The respective Conversion Price of each series of Designated Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If the Corporation shall issue, on or after the date upon which the Corporation first issues shares of Series F Preferred Stock (the “Initial Series F Issuance Date”), any Additional Stock (as defined in Subsection 4(d)(ii) below) without consideration or for a consideration price per share less than the applicable Conversion Price for such series of Designated Preferred Stock in effect immediately prior to the issuance of such Additional Stock (a “Qualifying Dilutive Issuance”), then the Conversion Price for such series as in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Subsections 4(d)(i)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Subsections 4(d)(i)(E)(1) or (2)) plus the number of shares of Additional Stock.

For example, if on or after the Initial Series F Issuance Date, the Corporation issues 10,000,000 shares of Common Stock for consideration per share of $0.80 and assuming there are 75,000,000 shares of Common Stock deemed outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Subsections 4(d)(i)(E)(1) or (2)), then:

the Conversion Price of the Series A Preferred Stock immediately would be reduced to the price determined by multiplying $1.00 (the Conversion Price of the Series A Preferred Stock then in effect), by the following fraction:

	75,000,000	+	$0.80 x 10,000,000 $1.00
	75,000,000	+	10,000,000

=	83,000,000
	85,000,000

=	0.97647

resulting in an adjusted Conversion Price of $0.97647 (i.e., $1.00 x 0.97647) and an adjusted Series A Conversion Rate of 1.0241:1 (i.e., $1.00/$0.97647; and

the Conversion Price of the Series B Preferred Stock immediately would be reduced to the price determined by multiplying $1.60 (the Conversion Price of the Series B Preferred Stock then in effect), by the following fraction:

	75,000,000	+	$0.80 x 10,000,000 $1.60
	75,000,000	+	10,000,000

=	80,000,000
	85,000,000

=	0.94117

resulting in an adjusted Conversion Price of $1.5059 (i.e., $1.60 x 0.94117) and an adjusted conversion rate of 1.06249:1 (i.e., $1.60/$1.5059);

the Conversion Price of the Series C Preferred Stock immediately would be reduced to the price determined by multiplying $3.65 (the Conversion Price of the Series C Preferred Stock then in effect), by the following fraction:

	75,000,000	+	$0.80 x 10,000,000 $3.65
	75,000,000	+	10,000,000

=	77,191,780
	85,000,000

=	0.90814

resulting in an adjusted Conversion Price of $3.3147 (i.e., $3.65 x 0.90814) and an adjusted conversion rate of 1.10115:1 (i.e., $3.65/$3.3147);

the Conversion Price of the Series D Preferred Stock immediately would be reduced to the price determined by multiplying $6.1278 (the Conversion Price of the Series D Preferred Stock then in effect), by the following fraction:

	75,000,000	+	$0.80 x 10,000,000 $6.1278
	75,000,000	+	10,000,000

=	76,305,525
	85,000,000

=	0.89771

resulting in an adjusted Conversion Price of $5.4973 (i.e., $6.1278 x 0.89771) and an adjusted conversion rate of 1.11469:1 (i.e., $6.1278/$5.4973);

the Conversion Price of the Series E Preferred Stock immediately would be reduced to the price determined by multiplying $8.50 (the Conversion Price of the Series E Preferred Stock then in effect), by the following fraction:

	75,000,000	+	$0.80 x 10,000,000 $8.50
	75,000,000	+	10,000,000

=	75,941,176
	85,000,000

=	0.89342

resulting in an adjusted Conversion Price of $7.594 (i.e., $8.50 x 0.89342) and an adjusted conversion rate of 1.11930:1 (i.e., $8.50/$7.594); and

the Conversion Price of the Series F Preferred Stock immediately would be reduced to the price determined by multiplying $16.00 (the Conversion Price of the Series F Preferred Stock then in effect), by the following fraction:

	75,000,000	+	$0.80 x 10,000,000 $16.00
	75,000,000	+	10,000,000

=	75,500,000
	85,000,000

=	0.88824

resulting in an adjusted Conversion Price of $14.2118 (i.e., $16.00 x 0.88824) and an adjusted conversion rate of 1.12583:1 (i.e., $16.00/$14.2118).

(B) No adjustment of the Conversion Price for any series of the Designated Preferred Stock shall be made if such adjustment would be in an amount less than one cent per share, but such adjustments shall be carried forward on a cumulative basis until an adjustment to the Conversion Price for such series of Designated Preferred Stock is made therefor. Except to the limited extent provided for in Subsection (d)(i)(E)(3) or (4), no adjustment of the Conversion Price for any series of Designated Preferred Stock pursuant to this Subsection (d)(i) shall have the effect of increasing any such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other similar expenses allowed, paid or incurred by the Corporation for any underwriting in connection with the issuance and sale thereof.

(D) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined pursuant to Subsection 2(c)(ii) above.

(E) In the case of the issuance (on or after the Initial Series F Issuance Date) of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of Subsections 4(d)(i) and 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of (including, without limitation, shares issuable with respect to the payment of declared and/or accrued dividends on such conversion), or in exchange (to the extent then convertible or exchangeable) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Subsections 4(d)(i)(C) and 4(d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of Subsection 4(d)(i)(A)), the respective Conversion Price for each series of Designated Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of Subsection 4(d)(i)(A)), the respective Conversion Price for each series of Designated Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean all shares of Common Stock issued (or deemed to have been issued pursuant to Subsections 4(d)(i)(E)(1) or (2)) by the Corporation on or after the Initial Series F Issuance Date, other than shares of Common Stock (or options therefor) issued or issuable:

(A) upon conversion of any shares of Designated Preferred Stock;

(B) to officers, directors or employees of, or consultants or other service providers to, the Corporation as compensation for services, directly or pursuant to a stock option plan or an agreement approved by the Board (including the approval or consent of at least three Preferred Directors then in office);

(C) to banks, savings and loan associations, equipment lessors or other similar lending institutions in connection with such entities providing working capital credit facilities or equipment financing to the Corporation for a non-equity financing purpose approved by the Board (including the approval or consent of at least three Preferred Directors then in office);

(D) pursuant to a transaction for which adjustments of the Conversion Price are made pursuant to Subsection 4(d)(iii) below;

(E) pursuant to any dividend or distribution on the Designated Preferred Stock and dividends payable in Common Stock for which appropriate adjustment is made hereunder;

(F) pursuant to bona fide business or technology acquisitions (or licenses) of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock reorganization or otherwise, that is approved by the Board (including the approval or consent of at least three Preferred Directors then in office);

(G) pursuant to or in connection with collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board (including the approval or consent of at least three Preferred Directors then in office);

(H) pursuant to the sale of shares of the Corporation’s capital stock in a Qualified Public Offering; or

(I) for a charitable purpose, provided that such grant has been approved by the Board (including the approval or consent of at least three Preferred Directors then in office); or

(J) pursuant to the Second Closing (as defined in the 2020 Series E Stock Purchase Agreement dated May 4, 2020, by and among the Corporation and the purchasers listed on Schedule I thereto, as amended by the Second Closing Agreement, dated on or about the Initial Series F Issuance Date, by and among the Corporation and the purchasers signatory thereto), provided that the aggregate number of shares of Series E Preferred Stock issued pursuant to the Second Closing (including all shares issued before, on or after the Initial Series F Issuance Date) shall not exceed 2,764,708 shares.

(iii) In the event the Corporation should at any time or from time to time on or after the Initial Series F Issuance Date fix a record date for the effectuation of a split or a subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the respective Conversion Price of each series of Designated Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each series of Designated Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock deemed outstanding at any time on or after the Initial Series F Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the respective Conversion Price of each series of Designated Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series of Designated Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the respective Conversion Price of each series of Designated Preferred Stock shall be adjusted to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(e) Other Distributions. Subject to Section B.1. of Article IV, in the event the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets or options or rights that are not Common Stock Equivalents, then, in each such case, the holders of Designated Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Designated Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

(f) Recapitalizations. If at any time or from time to time on or after the Initial Series F Issuance Date, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 above) provision shall be made so that the holders of Designated Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Designated Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of each series of Designated Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the respective Conversion Price of each series of Designated Preferred Stock then in effect and the number of shares purchasable upon conversion of such Designated Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Corporation will not, by amendment of this Fifth Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Designated Preferred Stock.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Designated Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with 0.5 being rounded up). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Designated Preferred Stock that the holder is at the time converting (or are being automatically converted) into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion (including, without limitation, shares issuable with respect to the payment of declared but unpaid dividends on the shares converted).

(ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of a series of Designated Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Designated Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Designated Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the respective Conversion Price of each series of Designated Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of each series of Designated Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Designated Preferred Stock, at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Designated Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Designated Preferred Stock, in addition to such other remedies as shall be available to the holder of such Designated Preferred Stock, the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fifth Amended and Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Designated Preferred Stock shall be deemed given five (5) days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

5. Voting Rights; Protective Provisions.

(a) General Voting Rights. The holder of each share of each series of Designated Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such holder’s shares of such series of Designated Preferred Stock could then be converted, with full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as required by law or as expressly provided herein, including the protective provisions in Sections 5(c), 5(d), 5(e), 5(f) and 5(g) below, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation; and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, provided that except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to (or waiver of any provision of) this Fifth Amended and Restated Certificate of Incorporation that relates solely to the terms of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and/or Series A Preferred Stock if the holders of the applicable series of Designated Preferred Stock are entitled to vote thereon pursuant to this Fifth Amended and Restated Certificate of Incorporation or pursuant to the Delaware General Corporation Law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Designated Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with 0.5 being rounded upward).

(b) Adjustment in Authorized Common Stock. The authorized number of shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then-outstanding or reserved for the exercise of options or warrants or the conversion of Designated Preferred Stock) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote, voting as a single and separate class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(c) Protective Provisions for the Designated Preferred Stock. The Corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then-outstanding shares of Designated Preferred Stock, voting together as a single class on an as-converted basis and separate from all other series or classes of capital stock of the Corporation:

(i) effect, or enter into any agreement to consummate, any Liquidation Event;

(ii) except as provided in Section B.3. of Article IV or pursuant to the Stock Repurchase (as defined in the Series F Purchase Agreement), redeem, repurchase or otherwise acquire for value (or permit any subsidiary of the Corporation to redeem, repurchase or otherwise acquire for value) (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or Designated Preferred Stock or options to purchase capital stock (other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other service providers pursuant to agreements to repurchase such stock at cost in connection with the occurrence of certain events, such as the termination of their employment with or services to the Corporation);

(iii) declare a dividend or distribute cash or property to holders of Common Stock through dividends (other than dividends payable in Common Stock for which appropriate adjustment is made hereunder);

(iv) authorize, issue any new, or reclassify any existing class or series of equity securities having any preference or priority with respect to dividends rights, redemption rights, conversion rights, voting rights, or distribution of assets upon a Liquidation Event that is superior to or on parity with any such preference or priority of any series of the Designated Preferred Stock;

(v) increase or decrease (other than by conversion or redemption) the authorized number of shares of Common Stock;

(vi) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or issue or sell, or obligate itself to issue or sell, including, without limitation, by way of merger or consolidation, any stock of such subsidiary except to the Corporation or any wholly owned subsidiary of the Corporation, or sell or dispose of, or grant any exclusive license with respect to, all or substantially all of the assets of any such subsidiary;

(vii) increase the authorized number of directors on the Board to more than nine (9) or decrease the authorized number of directors on the Board to less than nine (9);

(viii) incur, create, assume, become liable in any manner with respect to, or permit to exist (or cause or permit any subsidiary of the Corporation to incur, create, assume, become liable in any manner with respect to, or permit to exist) any indebtedness for borrowed money (including without limitation, capitalized leases), unless approved by the Board (including the approval or consent of at least three Preferred Directors then in office);

(ix) make any material change in the nature of the business of the Corporation and its subsidiaries as conducted on the date of filing of this Fifth Amended and Restated Certificate of Incorporation unless approved by the Board (including the approval or consent of at least three Preferred Directors then in office); provided, that any change to the Corporation’s operating plan or other plan or budget that is submitted to and approved by the Board, including the approval of at least three of the Preferred Directors then in office, shall not constitute a material change under this Section 5(c);

(x) increase the number of shares of Common Stock reserved for issuance under the Corporation’s 2011 Long-Term Incentive Plan or adopt or approve any new equity incentive plan;

(xi) effect, or enter into any agreement to consummate, any acquisition or disposition of assets, group of assets or a business entity by the Corporation, unless in the ordinary course of business or otherwise approved by the Board (including the approval or consent of at least three Preferred Directors then in office);

(xii) incur any mortgages or pledge, or create or grant a security interest in (or cause or permit any subsidiary of the Corporation to incur, create or grant), all or substantially all of the property of the Corporation or any subsidiary, unless approved by the Board (including the approval or consent of at least three Preferred Directors then in office); or

(xiii) enter (or cause or permit any subsidiary of the Corporation to enter) into any contract, arrangement or transaction with an affiliate of the Corporation, including any loans or advances to employees other than advances for travel, entertainment or other similar expenses incurred by the employee in the ordinary course of business or for the payment of salary or pursuant to the Stock Repurchase, unless approved by the Board (including the approval or consent of at least three Preferred Directors then in office).

(d) Protective Provisions for Each Series of the Designated Preferred Stock. The Corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then-outstanding shares of the applicable series of the Designated Preferred Stock, voting as a single class separate from all other series or classes of capital stock of the Corporation:

(i) adversely alter or change the rights, preferences or privileges of such series of Designated Preferred Stock, including, without limitation, by means of any alteration, amendment, waiver, repeal, nullification or termination of any provision of this Fifth Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or other organizational documents; provided, that subject to Section 5(e) below, the designation of any new series of Preferred Stock of the Corporation will not be deemed to adversely alter or change the rights, preferences or privileges of any series of Designated Preferred Stock); or

(ii) increase or decrease (other than decreases by conversion or redemption) the authorized number of shares of such series of Designated Preferred Stock.

(e) Additional Protective Provisions of the Series D Preferred Stock. In addition to, and not in limitation of, the protective provisions afforded the holders of the Series D Preferred Stock under Section 5(d) above, the Corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then-outstanding shares of Series D Preferred Stock, voting together as a single class on an as-converted basis separate from all other series or classes of capital stock of the Corporation:

(i) authorize, issue any new, or reclassify any existing class or series of equity securities having any preference or priority with respect to dividend rights, redemption rights or rights in the distribution of assets upon a Liquidation Event that is senior or superior to the redemption rights and rights in the distribution of assets of the Series D Preferred Stock.

(f) Additional Protective Provisions of the Series E Preferred Stock. In addition to, and not in limitation of, the protective provisions afforded the holders of the Series E Preferred Stock under Section 5(d) above, the Corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then-outstanding shares of Series E Preferred Stock, voting together as a single class on an as-converted basis separate from all other series or classes of capital stock of the Corporation:

(i) authorize, issue any new, or reclassify any existing class or series of equity securities having any preference or priority with respect to dividend rights, redemption rights or rights in the distribution of assets upon a Liquidation Event that is senior or superior to the redemption rights and rights in the distribution of assets of the Series E Preferred Stock; or

(ii) effect any Liquidation Event prior to May 10, 2021 unless the consideration payable or otherwise distributable to the holders of the Series E Preferred Stock for each share of Series E Preferred Stock held by them as a result of such Liquidation Event equals or exceeds the product of (x) two (2) times (y) the Original Series E Purchase Price.

(g) Additional Protective Provisions of the Series F Preferred Stock. In addition to, and not in limitation of, the protective provisions afforded the holders of the Series F Preferred Stock under Section 5(d) above, the Corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then-outstanding shares of Series F Preferred Stock, voting together as a single class on an as-converted basis separate from all other series or classes of capital stock of the Corporation:

(i) authorize, issue any new, or reclassify any existing class or series of equity securities having any preference or priority with respect to dividend rights, redemption rights or rights in the distribution of assets upon a Liquidation Event that are senior or superior to the dividend rights, the redemption rights and rights in the distribution of assets of the Series F Preferred Stock;

(ii) except as provided in Section B.3. of Article IV or pursuant to the Stock Repurchase (as defined in the Series F Purchase Agreement), redeem, repurchase or otherwise acquire for value (or permit any subsidiary of the Corporation to redeem, repurchase or otherwise acquire for value) (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or Designated Preferred Stock or options to purchase capital stock, in each case at a purchase price per share in excess of $16.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other service providers pursuant to agreements to repurchase such stock at cost in connection with the occurrence of certain events, such as the termination of their employment with or services to the Corporation; and

(iii) amend or alter this Fifth Amended and Restated Certificate of Incorporation in a manner that reduces the minimum public offering price per share used in the definition of “Qualified Public Offering” to an amount per share less than two (2) times the Original Series E Purchase Price.

(h) Status of Converted Stock. In the event any shares of a series of Designated Preferred Stock shall be converted pursuant to Section B.4 above of this Article IV, the shares so converted shall be canceled and shall be returned to the status of authorized but undesignated shares of such series of Designated Preferred Stock. This Fifth Amended and Restated Certificate of Incorporation shall be amended at such time or times as the Corporation deems it reasonably practicable to effect the corresponding reduction in the number of shares of such series of Designated Preferred Stock.

C. Common Stock. Except as otherwise provided herein, the rights granted to the Common Stock are as set forth below.

1. Dividend Rights. Subject to the provisions of Sections B.1, B.4(e) or B.5(c) of this Article IV, the holders of the Common Stock shall be entitled to receive, when, as, and if, declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Upon a Liquidation Event, the assets of the Corporation shall be distributed as provided in Section B.2 of this Article IV.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. In addition to the voting rights for the election of directors set forth in Section B.5 of this Article IV, the holder of each share of Common Stock shall have the right to one (1) vote, and shall be entitled to notice of any stockholders’ meeting in accordance with this Fifth Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate of Incorporation that relates solely to the terms of any series of the Designated Preferred Stock if the holders of such series of Designated Preferred Stock are entitled to vote, as a single and separate series of shares, thereon pursuant to this Fifth Amended and Restated Certificate of Incorporation or pursuant to the Delaware General Corporation Law. There shall be no cumulative voting. Notwithstanding anything to the contrary contained herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then-outstanding or reserved for the exercise of options or warrants or the conversion of shares of Designated Preferred Stock) as set forth in Section B.5(b) of this Article IV.

ARTICLE V

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VI

The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. Subject to the provisions of Section B.5(c) of Article IV hereof, the number of directors of this Corporation shall be set from time to time by resolution of the Board.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VIII

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

Subject to Sections B.5(c), B.5(d), B.5(e), B.5(f) and B.5(g) of Article IV, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X

The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article X, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2. Advancement of Expenses of Directors. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article X or otherwise.

3. Claims by Directors. If a claim for indemnification or advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law and it shall be a defense that the Indemnified Person has not met the applicable standard set forth in the Delaware General Corporation Law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5. Non-Exclusivity of Rights. The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Fifth Amended and Restated Certificate of Incorporation, the Corporation’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE XI

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Designated Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law, this Fifth Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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